EXHIBIT 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                 DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION

            Deutsche Mortgage & Asset Receiving Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

            DOES HEREBY CERTIFY THAT:

            FIRST: The original Certificate of Incorporation of the corporation was filed in the office of the Secretary of State of Delaware on March 22, 1996 under the name of Deutsche Mortgage & Asset Receiving Corporation. A Certificate of Amendment of Certificate of Incorporation of the corporation was filed in the office of the Secretary of State of Delaware on April 16, 1996. This Amended and Restated Certificate of Incorporation was duly adopted by the sole stockholder of the corporation pursuant to and in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

            SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of the corporation has given its written consent to the adoption of a resolution proposing and declaring advisable the following amendment to and restatement of the Certificate of Incorporation of said corporation:

                  RESOLVED, that the sole stockholder of the Corporation hereby proposes and declares it advisable that the Certificate of Incorporation of this Corporation be, and it hereby is, amended and restated to read in its entirety as follows:

                                   "ARTICLE I

            The name of the corporation is Deutsche Mortgage & Asset Receiving Corporation.

                                   ARTICLE II

            The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

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                                   ARTICLE III

            The purpose of this corporation is to engage in the following activities:

            (a) to acquire, own, hold, sell, transfer, assign, pledge and otherwise deal with the following:

                  (i) "fully modified pass-through" certificates ("GNMA Certificates") issued and guaranteed as to timely payment of principal and interest by the Government National Mortgage Association ("GNMA"), a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development organized and existing under Title III of the National Housing Act of 1934;

                  (ii) Guaranteed Mortgage Pass-Through Certificates ("FNMA Certificates") issued and guaranteed as to timely payment of principal and interest by the Federal National Mortgage Association ("FNMA"), a federally chartered, privately owned corporate instrumentality of the United States organized and existing under the Federal National Mortgage Association Charter Act;

                  (iii) Mortgage Participation Certificates ("FHLMC
                        Certificates") issued and guaranteed as to timely payment of interest and ultimate or full payment of principal by the Federal Home Loan Mortgage Corporation ("FHLMC"), a federally chartered instrumentality of the United States organized and existing under Title III of the Emergency Home Finance Act of 1970;

                  (iv) Any other participation certificates, pass-through certificates or other obligations or interests backed directly or indirectly by mortgage loans and issued or guaranteed by GNMA, FNMA or FHLMC (collectively with the GNMA Certificates, FNMA Certificates and FHLMC Certificates, the "Agency Securities");

                  (v) Mortgage-backed securities, which securities need not be issued or guaranteed, in whole or in part, by any governmental entity, issued by one or more private entities (hereinafter referred to as "Private Securities");

                  (vi) Mortgage loans secured by first, second or more junior liens on (A) one- to four-family residential properties,
                        (B) multifamily properties that are either rental or cooperative apartment buildings or projects containing five or more residential units or (C) commercial properties, regardless of whether insured or guaranteed in whole or in part by any governmental entity, or participation interests or stripped interests in such mortgage loans ("Mortgage Loans");

                  (vii) Conditional sales contracts and installment sales or loan agreements or participation interests therein secured by manufactured housing ("Contracts"); and


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                  (viii) Receivables of third-parties or other financial assets of third-parties, either fixed or revolving, that by their terms convert into cash within a finite time period ("Other Assets");

            (b) To loan the funds of this corporation to any person under loan agreements and other arrangements which are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets;

            (c) To authorize, issue, sell and deliver bonds or other evidences of indebtedness that are secured by Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets; and

            (d) To authorize, issue, sell and deliver certificates evidencing beneficial ownership interests in pools of Agency Securities, Private Securities, Mortgage Loans, Contracts and/or Other Assets; and

            (e) To engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are incident to the foregoing and necessary or convenient to accomplish the foregoing.

                                   ARTICLE IV

            The total number of shares of stock that this corporation shall have authority to issue is 1,000 shares of Common Stock, par value $1.00 per share. Each share of Common Stock shall be entitled to one vote.

                                    ARTICLE V

            Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of this corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote.

                                   ARTICLE VI

            The election of directors need not be by ballot unless the by-laws shall so require.

                                   ARTICLE VII

            In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law made by the Board of Directors.


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                                  ARTICLE VIII

            A director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this
ARTICLE VIII shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                   ARTICLE IX

            This corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this corporation or while a director or officer is or was serving at the request of this corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this ARTICLE IX shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this ARTICLE IX shall not adversely affect any right or protection of a director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

                                    ARTICLE X

            The books and records of this corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may de designated by the Board of Directors or in the by-laws of this corporation.

                                   ARTICLE XI

            This corporation shall not, without the affirmative vote of one hundred percent (100%) of the members of the board of directors of this corporation, institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action.


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                                   ARTICLE XII

            The corporation shall at all times have at least one (1) Independent Director. As used in this Amended and Restated Certificate of Incorporation, "Independent Director" means a director (i) who is not a current or former director, officer, partner, member, shareholder, employee, creditor or customer of the corporation or of any affiliate of the corporation, and is not a spouse, parent, brother, sister, child, aunt, uncle or cousin of any such person, and
(ii) who has not received, and was not a director, officer, partner, member, shareholder or employee of any person who has received any fees or other income other than fees for serving as such Independent Director from any affiliate of the corporation in any year within the five (5) years immediately preceding, or any year during, such director's incumbency as an Independent Director. However, an Independent Director may serve, or may have served previously, with compensation therefor in such a capacity for any other special purpose entity formed by an affiliate of the corporation. No resignation or removal of an Independent Director shall be effective until a successor Independent Director has been elected to replace such Independent Director.

                                  ARTICLE XIII

            Without the affirmative vote of one hundred percent (100%) of the members of the board of directors of this corporation, this corporation shall not amend ARTICLE XI, ARTICLE XII or this ARTICLE XIII of this Certificate of Incorporation."

            IN WITNESS WHEREOF, said Deutsche Mortgage & Asset Receiving Corporation has caused this certificate to be signed by James O. Wilhelm, an Assistant Secretary of the Corporation this 16th day of January, 2004.

                             DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION


                             By: /s/JAMES O. WILHELM
                                --------------------
                                James O. Wilhelm
                                Assistant Secretary


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